Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-192915 pertaining to Connecticut Natural Gas Corporation Union Employee Savings Plan) of UIL Holdings Corporation of our report dated June 26, 2014 relating to the financial statements and the financial statement schedules of Connecticut Natural Gas Corporation Union Employee Savings Plan for year ended December 31, 2013, included in this annual report on Form 11-K for the year ended December 31, 2013.

Dworken, Hillman, LaMonrte & Sterczala, P.C.
June 26, 2014
Shelton, Connecticut